Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ike Umunnah	Steve Etzel
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2018 Results

•	Fourth quarter reported sales up 3.7 percent year over year; organic sales up 7.3 percent

•	Fourth quarter diluted EPS of $2.80; Adjusted EPS of $2.11

•	Full year diluted EPS of $4.21; Adjusted EPS of $8.11

•	Reported results include adjustments related to the PTC investment and the Tax Cuts and Jobs Act of 2017 (the "Tax Act")

•	Fiscal 2019 EPS guidance: Diluted EPS $8.92 - $9.32; Adjusted EPS $8.85 - $9.25
MILWAUKEE (November 7, 2018) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2018 fourth quarter sales of $1,729.5 million, up 3.7 percent from $1,667.5 million in the fourth quarter of fiscal 2017. Organic sales grew 7.3 percent. Currency translation reduced sales by 2.2 percentage points, and the prior year divestiture reduced sales by 1.4 percentage points.
Fiscal 2018 fourth quarter net income was $345.9 million or $2.80 per share, compared to $204.6 million or $1.57 per share in the fourth quarter of fiscal 2017. The increases in net income and EPS were primarily due to $145.1 million of after-tax fair-value adjustments ($1.17 per share) recognized in connection with the PTC investment (the "PTC adjustments"), higher sales, and lower restructuring charges, partially offset by charges associated with the Tax Act and the absence of the gain on divestiture recognized in the fourth quarter of fiscal 2017. Fiscal 2018 fourth quarter Adjusted EPS was $2.11, up 25 percent compared to $1.69 in the fourth quarter of fiscal 2017. The increase in Adjusted EPS was primarily due to higher sales and lower restructuring charges, partially offset by the absence of the gain on the 2017 divestiture.

Pre-tax margin was 27.9 percent in the fourth quarter of fiscal 2018, compared to 16.4 percent in the same period last year. The increase in pre-tax margin was primarily due to the PTC adjustments, higher sales, and lower restructuring charges, partially offset by the absence of the gain on the 2017 divestiture.
Total segment operating margin was 20.8 percent compared to 17.0 percent a year ago. The increase in total segment operating margin was primarily due to higher sales and lower restructuring charges, partially offset by higher investment spending. Total segment operating earnings were $359.1 million in the fourth quarter of fiscal 2018, up 27 percent from $283.5 million in the same period of fiscal 2017.
Full Fiscal Year 2018
Sales were $6,666.0 million in fiscal 2018, up 5.6 percent from $6,311.3 million in fiscal 2017. Organic sales grew 5.5 percent. Currency translation increased sales by 1.4 percentage points, and the prior year divestiture reduced sales by 1.3 percentage points.
Fiscal 2018 net income was $535.5 million or $4.21 per share, compared to $825.7 million or $6.35 per share in fiscal 2017. The decreases in net income and EPS were driven by charges associated with the Tax Act and the absence of the gain on divestiture recognized in the fourth quarter last year, partially offset by higher sales, the PTC adjustments, and lower restructuring charges. Fiscal 2018 Adjusted EPS was $8.11, up 20 percent compared to $6.76 in fiscal 2017. The increase in Adjusted EPS was primarily due to higher sales.
Pre-tax margin was 20.0 percent in fiscal 2018, compared to 16.4 percent last year. The increase in pre-tax margin was primarily due to higher sales, the PTC adjustments, and lower restructuring charges, partially offset by the absence of the gain on the 2017 divestiture.
Total segment operating margin was 21.6 percent compared to 19.5 percent a year ago. The increase in total segment operating margin was primarily due to higher sales. Total segment operating earnings were $1,442.6 million in fiscal 2018, up 17.0 percent from $1,233.1 million in fiscal 2017.

Commenting on the fourth quarter results, Blake D. Moret, chairman and chief executive officer, said, "I am pleased with our results for the quarter. Our 7 percent organic sales growth was in line with expectations, driven by growth across a very broad range of industries. Adjusted EPS increased by 25 percent, and free cash flow was once again very strong. We also finished the year with healthy backlog.”
“Fiscal 2018 was an important year for Rockwell Automation, marked by strong operating and financial performance, as well as actions that set the stage for our continued success. Organic growth was up 5.5 percent, segment operating margins expanded, Adjusted EPS was up 20 percent, and free cash flow conversion was 114 percent. We had several other key accomplishments this year, including our partnership with PTC, which will accelerate future growth. In the wake of U.S. tax reform, we significantly increased our capital deployment to deliver long-term shareowner value, including our $1 billion equity investment in PTC, $1.5 billion of share repurchases, and raising the annual dividend twice for a total increase of over 20 percent. We continue to invest for the long-term success of our company, customers, and our employees.”
Moret continued, “We are executing well on our key strategic initiatives. Revenues from Information Solutions and Connected Services, which represent new value of The Connected Enterprise, grew double digits this year. Logix grew 7 percent organically and Process grew double digits. Our partnership with PTC is off to a great start. Our employees and customers are excited about the market-leading capabilities of our joint offering. We have a robust funnel of opportunities and look forward to sharing more about our progress at our investor day next week."
Outlook
The following table provides guidance as it relates to sales growth and earnings per share for fiscal 2019:

Sales Growth Guidance		EPS Guidance
Reported sales growth[1]	2.7% - 5.7%	Diluted EPS[1]	$8.92 - $9.32
Organic sales growth[1]	3.7% - 6.7%	Adjusted EPS[1]	$8.85 - $9.25
Currency translation	~ (1)%
1Includes the estimated impact of adopting ASC 606 (new revenue recognition standard), which is expected to reduce fiscal 2019 sales growth by approximately 0.3% and EPS by approximately $0.05.
Commenting on the outlook, Moret added, "We are expecting another good year of growth and financial performance in fiscal 2019. While global trade tensions create uncertainty, we have not seen an impact on customer demand as industrial companies continue to focus on productivity. Internally, we are taking actions that are expected to mitigate the impact of tariffs on our operations. Macroeconomic indicators remain favorable across most geographies, with PMI metrics above 50 and continued Industrial Production growth. We have balanced exposure across a broad range of industries, and we expect heavy industries and consumer verticals to continue to be the strongest growth drivers.
“I want to thank our employees, partners, and suppliers for their contributions this year,” added Moret. “Their dedication makes a difference and continues to add value to our Company every day.”

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2018 fourth quarter sales were $787.2 million, an increase of 4.7 percent compared to $752.0 million in the same period last year. Organic sales grew 7.0 percent and currency translation reduced sales by 2.3 percentage points. Segment operating earnings were $219.5 million in the fourth quarter of fiscal 2018 compared to $178.0 million in the same period last year. Segment operating margin increased to 27.9 percent in the fourth quarter of fiscal 2018 from 23.7 percent a year ago.
Architecture & Software fiscal 2018 sales were $3,098.2 million, an increase of 6.9 percent from $2,899.3 million last year. Organic sales grew 5.2 percent and currency translation increased sales by 1.7 percentage points. Segment operating earnings were $901.3 million in fiscal 2018 compared to $781.5 million in fiscal 2017. Segment operating margin increased to 29.1 percent in fiscal 2018 from 27.0 percent a year ago.
Control Products & Solutions
Control Products & Solutions fiscal 2018 fourth quarter sales were $942.3 million, an increase of 2.9 percent compared to $915.5 million in the same period last year. Organic sales grew 7.5 percent, currency translation reduced sales by 2.1 percentage points, and the prior year divestiture reduced sales by 2.5 percentage points. Segment operating earnings were $139.6 million in the fourth quarter of fiscal 2018 compared to $105.5 million in the same period last year. Segment operating margin increased to 14.8 percent in the fourth quarter of fiscal 2018 from 11.5 percent a year ago.
Control Products & Solutions fiscal 2018 sales were $3,567.8 million, an increase of 4.6 percent from $3,412.0 million last year. Organic sales grew 5.7 percent, currency translation increased sales by 1.3 percentage points, and the prior year divestiture reduced sales by 2.4 percentage points. Segment operating earnings were $541.3 million in fiscal 2018 compared to $451.6 million in fiscal 2017. Segment operating margin increased to 15.2 percent in fiscal 2018 from 13.2 percent a year ago.

Other Information
In the fourth quarter of fiscal 2018, cash flow provided by operating activities was $362.8 million and free cash flow was $315.9 million. Full fiscal year 2018 cash flow provided by operating activities was $1,300.0 million and free cash flow was $1,174.5 million. Return on invested capital was 48.1 percent.
Fiscal 2018 fourth quarter general corporate net expense, which included a favorable legal settlement, was $13.9 million compared to $23.5 million in the fourth quarter of 2017. General corporate net expense was $75.6 million for the full fiscal year 2018 compared to $76.3 million in fiscal 2017.
On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2018 was 28.2 percent compared to 25.2 percent in the fourth quarter of 2017. The effective tax rate for the full fiscal year 2018 was 59.8 percent compared to 20.4 percent in fiscal 2017. The higher effective tax rates for both the fourth quarter and full fiscal year 2018 were due to charges associated with the Tax Act and other discrete items, partially offset by lower tax rates under the Tax Act.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2018 was 19.1 percent compared to 25.9 percent in the fourth quarter of 2017. The decrease is primarily the result of lower tax rates under the Tax Act. The Adjusted Effective Tax Rate for the full fiscal year 2018 was 19.3 percent compared to 21.5 percent in fiscal 2017. The decrease reflects lower tax rates under the Tax Act, partially offset by discrete items.
During the fourth quarter and full fiscal year 2018, the Company repurchased 2.2 million shares of its common stock at a cost of $395.7 million, and 8.3 million shares of its common stock at a cost of $1.5 billion, respectively. At September 30, 2018, $1,108.4 million remained available under the January 15, 2018 and September 6, 2018 share repurchase authorizations.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, November 7, 2018. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (https://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	the successful integration and management of acquired businesses and technologies;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 23,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Sales
Architecture & Software (a)	$787.2	$752.0	$3,098.2	$2,899.3
Control Products & Solutions (b)	942.3	915.5	3,567.8	3,412.0
Total sales (c)	$1,729.5	$1,667.5	$6,666.0	$6,311.3
Segment operating earnings
Architecture & Software (d)	$219.5	$178.0	$901.3	$781.5
Control Products & Solutions (e)	139.6	105.5	541.3	451.6
Total segment operating earnings[1] (f)	359.1	283.5	1,442.6	1,233.1
Purchase accounting depreciation and amortization	(4.2)	(4.6)	(17.4)	(21.4)
General corporate — net	(13.9)	(23.5)	(75.6)	(76.3)
Non-operating pension costs	(6.9)	(23.2)	(24.6)	(82.6)
Gain on sale of business	—	60.8	—	60.8
Costs related to unsolicited Emerson proposals	—	—	(11.2)	—
Gain on investments	131.0	—	123.7	—
Valuation adjustment pending registration of PTC Shares	35.8	—	(33.7)	—
Interest expense	(19.2)	(19.5)	(73.0)	(76.2)
Income before income taxes (g)	481.7	273.5	1,330.8	1,037.4
Income tax provision	(135.8)	(68.9)	(795.3)	(211.7)
Net income	$345.9	$204.6	$535.5	$825.7

Diluted EPS	$2.80	$1.57	$4.21	$6.35

Adjusted EPS[2]	$2.11	$1.69	$8.11	$6.76

Average diluted shares	123.5	129.8	126.9	129.9

Segment operating margin
Architecture & Software (d/a)	27.9%	23.7%	29.1%	27.0%
Control Products & Solutions (e/b)	14.8%	11.5%	15.2%	13.2%
Total segment operating margin[1] (f/c)	20.8%	17.0%	21.6%	19.5%

Pre-tax margin (g/c)	27.9%	16.4%	20.0%	16.4%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, valuation adjustment pending registration of PTC Shares, gains and losses from the disposition of businesses, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension costs, costs related to the unsolicited Emerson proposals, gains and losses on investments, and valuation adjustment pending registration of PTC Shares, including their respective tax effects, and the provisional tax effects of deemed repatriation of foreign earnings and the revaluation of net deferred tax assets due to the enactment of the Tax Act. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Sales	$1,729.5	$1,667.5	$6,666.0	$6,311.3
Cost of sales	(996.9)	(1,019.8)	(3,793.8)	(3,687.1)
Gross profit	732.6	647.7	2,872.2	2,624.2
Selling, general and administrative expenses	(418.3)	(425.5)	(1,599.0)	(1,591.5)
Other income[1]	186.6	70.8	130.6	80.9
Interest expense	(19.2)	(19.5)	(73.0)	(76.2)
Income before income taxes	481.7	273.5	1,330.8	1,037.4
Income tax provision[2]	(135.8)	(68.9)	(795.3)	(211.7)
Net income	$345.9	$204.6	$535.5	$825.7

1In the three and twelve months ended September 30, 2018, other income included pre-tax gains of $166.8 million and $90.0 million, respectively, due to the change in fair value of our investment in PTC. In the three months and twelve months ended September 30, 2017, other income included a pre-tax gain of $60.8 million on the divestiture of a business.
2In the three and twelve months ended September 30, 2018, income tax provision included charges of $54.6 million and $538.3 million, respectively, associated with the enactment of the Tax Act.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2018	September 30, 2017
Assets
Cash and cash equivalents	$618.8	$1,410.9
Short-term investments	290.9	1,124.6
Receivables	1,190.1	1,135.5
Inventories	581.6	558.7
Property, net	576.8	583.9
Goodwill and intangibles	1,290.7	1,315.7
Long-term investments	1,288.0	325.7
Other assets	425.1	706.7
Total	$6,262.0	$7,161.7
Liabilities and Shareowners’ Equity
Short-term debt	$551.0	$600.4
Accounts payable	713.4	623.2
Long-term debt	1,225.2	1,243.4
Other liabilities	2,154.9	2,031.1
Shareowners’ equity	1,617.5	2,663.6
Total	$6,262.0	$7,161.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2018	2017
Operating activities:
Income from continuing operations	$535.5	$825.7
Depreciation and amortization	164.6	168.9
Retirement benefits expense	114.0	176.0
Change in fair value of investments[1]	(90.0)	—
Pension contributions[2]	(50.3)	(254.9)
Gain on sale of business	—	(60.8)
Receivables/inventories/payables	(61.9)	(2.3)
Advance payments from customers and deferred revenue	12.9	21.3
Compensation and benefits	22.4	124.7
Income taxes	597.2	11.6
Other	55.6	23.8
Cash provided by operating activities	1,300.0	1,034.0
Investing activities:
Capital expenditures	(125.5)	(141.7)
Acquisition of businesses, net of cash acquired	(9.9)	(1.1)
Purchases of investments	(1,296.9)	(1,444.2)
Proceeds from maturities and sales of investments	1,106.1	912.6
Proceeds from sale of investments	155.3	62.6
Proceeds from sale of business	—	94.0
Proceeds from sale of property	0.5	1.1
Cash used for investing activities	(170.4)	(516.7)
Financing activities:
Net issuance (repayment) of short-term debt	200.6	(98.2)
Repayment of long-term debt	(250.0)	—
Cash dividends	(440.8)	(390.7)
Purchases of treasury stock	(1,482.3)	(342.6)
Proceeds from the exercise of stock options	81.8	181.9
Other financing activities	1.8	—
Cash used for financing activities	(1,888.9)	(649.6)
Effect of exchange rate changes on cash	(32.8)	16.8
Decrease in cash and cash equivalents	$(792.1)	$(115.5)

1Included in change in fair value of investments is a $123.7 million gain on investments and a $33.7 million loss due to a valuation adjustment pending registration of PTC Shares in the twelve months ending September 30, 2018.
2In the fourth quarter of fiscal 2017, the Company made a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of changes in currency exchange rates and acquisitions, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of changes in currency exchange rates and acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2018 compared to sales for the three and twelve months ended September 30, 2017:

	Three Months Ended September 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
United States	$940.6	$0.3	$940.9	$—	$940.9	$888.6	$(13.3)	$875.3
Canada	92.1	3.8	95.9	—	95.9	93.5	(5.3)	88.2
EMEA	316.6	6.0	322.6	—	322.6	324.7	—	324.7
Asia Pacific	251.4	7.6	259.0	—	259.0	236.0	—	236.0
Latin America	128.8	19.4	148.2	—	148.2	124.7	(2.4)	122.3
Total	$1,729.5	$37.1	$1,766.6	$—	$1,766.6	$1,667.5	$(21.0)	$1,646.5

	Twelve Months Ended September 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
United States	$3,602.6	$(1.4)	$3,601.2	$—	$3,601.2	$3,458.4	$(50.8)	$3,407.6
Canada	361.5	(8.2)	353.3	—	353.3	343.4	(19.0)	324.4
EMEA	1,286.8	(83.7)	1,203.1	—	1,203.1	1,193.7	—	1,193.7
Asia Pacific	933.3	(19.8)	913.5	—	913.5	866.4	—	866.4
Latin America	481.8	22.9	504.7	—	504.7	449.4	(8.0)	441.4
Total	$6,666.0	$(90.2)	$6,575.8	$—	$6,575.8	$6,311.3	$(77.8)	$6,233.5
The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2018 compared to sales for the three and twelve months ended September 30, 2017:

	Three Months Ended September 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$787.2	$17.4	$804.6	$—	$804.6	$752.0	$—	$752.0
Control Products & Solutions	942.3	19.7	962.0	—	962.0	915.5	(21.0)	894.5
Total	$1,729.5	$37.1	$1,766.6	$—	$1,766.6	$1,667.5	$(21.0)	$1,646.5

	Twelve Months Ended September 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$3,098.2	$(47.5)	$3,050.7	$—	$3,050.7	$2,899.3	$—	$2,899.3
Control Products & Solutions	3,567.8	(42.7)	3,525.1	—	3,525.1	3,412.0	(77.8)	3,334.2
Total	$6,666.0	$(90.2)	$6,575.8	$—	$6,575.8	$6,311.3	$(77.8)	$6,233.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, and valuation adjustments pending registration of PTC Shares, including their respective tax effects, and the provisional effects of the Tax Act.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

Non-operating pension costs include defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic pension cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these and other excluded costs to be unrelated to the operating performance of our business.

The following are the components of operating and non-operating pension costs for the three and twelve months ended September 30, 2018 and 2017 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Service cost	$22.1	$24.5	$88.9	$97.0
Amortization of prior service cost (credit)	0.2	(0.9)	0.6	(3.7)
Operating pension costs	22.3	23.6	89.5	93.3

Interest cost	38.7	38.2	155.3	151.6
Expected return on plan assets	(60.9)	(56.6)	(244.8)	(225.2)
Amortization of net actuarial loss	28.4	38.5	113.4	152.9
Special termination benefit	—	0.5	—	0.5
Settlements	0.7	2.6	0.7	2.8
Non-operating pension costs	6.9	23.2	24.6	82.6

Net periodic pension cost	$29.2	$46.8	$114.1	$175.9

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate (in millions, except per share amounts and percentages):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Income from continuing operations	$345.9	$204.6	$535.5	$825.7
Non-operating pension costs	6.9	23.2	24.6	82.6
Tax effect of non-operating pension costs	(2.1)	(7.9)	(7.6)	(29.6)
Costs related to unsolicited Emerson proposals	—	—	11.2	—
Tax effect of costs related to unsolicited Emerson proposals	—	—	(3.1)	—
Change in fair value of investments[1]	(166.8)	—	(90.0)	—
Tax effect of change in fair value of investments[1]	21.7		21.7
Effects of the Tax Act[2]	54.6	—	538.3	—
Adjusted Income	$260.2	$219.9	$1,030.6	$878.7

Diluted EPS from continuing operations	$2.80	$1.57	$4.21	$6.35
Non-operating pension costs	0.06	0.18	0.19	0.64
Tax effect of non-operating pension costs	(0.02)	(0.06)	(0.06)	(0.23)
Costs related to unsolicited Emerson proposals	—	—	0.09	—
Tax effect of costs related to unsolicited Emerson proposals	—	—	(0.02)	—
Change in fair value of investments[1]	(1.35)	—	(0.71)	—
Tax effect of change in fair value of investments[1]	0.18	—	0.17	—
Effects of the Tax Act[2]	0.44	—	4.24	—
Adjusted EPS	$2.11	$1.69	$8.11	$6.76

Effective tax rate	28.2%	25.2%	59.8%	20.4%
Tax effect of non-operating pension costs	0.2%	0.7%	0.3%	1.1%
Tax effect of costs related to unsolicited Emerson proposals	—%	—%	0.1%	—%
Tax effect of change in fair value of investments[1]	2.0%	—%	(0.4)%	—%
Effects of the Tax Act[2]	(11.3)%	—%	(40.5)%	—%
Adjusted Effective Tax Rate	19.1%	25.9%	19.3%	21.5%
1Includes gain on investments and valuation adjustment pending registration of PTC Shares.
2These amounts, which are based on reasonable estimates, will require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company's assumptions change, or as further information and interpretations become available.

Fiscal 2019 Guidance

Diluted EPS from continuing operations	$8.92 - $9.32
Non-operating pension and postretirement credit	(0.08)
Tax effect of non-operating pension and postretirement credit	0.01
Change in fair value of investments[1]	—
Tax effect of change in fair value of investments[1]	—
Effects of the Tax Act[2]	—
Adjusted EPS	$8.85 - $9.25

Effective tax rate	~ 19.5%
Tax effect of non-operating pension and postretirement credit	~ —%
Tax effect of change in fair value of investments[1]	~ —%
Effects of the Tax Act[2]	~ —%
Adjusted Effective Tax Rate	~ 19.5%

1The year ended September 30, 2018 included gain on investments and valuation adjustments pending registration of PTC Shares. Fiscal 2019 guidance excludes estimates of these adjustments on a forward-looking basis due to variability, complexity, and limited visibility of these items.
2The Tax Act may require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company’s assumptions change, or as further information and interpretations become available.  Fiscal 2019 guidance excludes estimates of these adjustments on a forward-looking basis due to variability, complexity, and limited visibility of these items.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017[1]	Dec. 31, 2017	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018
Cash provided by continuing operating activities	$310.8	$301.0	$315.3	$106.9	$212.7	$381.4	$343.1	$362.8
Capital expenditures	(39.4)	(28.0)	(30.1)	(44.2)	(34.1)	(22.1)	(22.4)	(46.9)
Free cash flow	$271.4	$273.0	$285.2	$62.7	$178.6	$359.3	$320.7	$315.9

1Free cash flow for the fourth quarter of fiscal 2017 includes a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for fiscal years 2017 and 2018:

	Year Ended
	Sep. 30, 2017	Sep. 30, 2018
Free cash flow	$892.3	$1,174.5
Adjusted Income	878.7	1,030.6
Free cash flow conversion	101.5%	114.0%

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2018	2017
(a) Return
Income from continuing operations	$535.5	$825.7
Interest expense	73.0	76.2
Income tax provision	795.3	211.7
Purchase accounting depreciation and amortization	17.4	21.4
Return	1,421.2	1,135.0
(b) Average invested capital
Short-term debt	460.1	585.9
Long-term debt	1,233.0	1,296.9
Shareowners’ equity	1,965.7	2,215.8
Accumulated amortization of goodwill and intangibles	866.2	834.1
Cash and cash equivalents	(1,190.1)	(1,504.4)
Short-term and long-term investments	(948.3)	(1,111.7)
Average invested capital	2,386.6	2,316.6
(c) Effective tax rate
Income tax provision[1]	257.0	211.7
Income from continuing operations before income taxes	$1,330.8	$1,037.4
Effective tax rate	19.3%	20.4%
(a) / (b) * (1-c) Return On Invested Capital	48.1%	39.0%

1The income tax provision used to calculate the effective tax rate is adjusted to remove $538.3 million related to the provisional effects of the Tax Act.